Contact:	Paul Adams Corporate Communications 410-470-4167 paul.adams2@exeloncorp.com	FOR IMMEDIATE RELEASE
EXELON APPOINTS CALVIN G. BUTLER JR. AS SENIOR EXECUTIVE VICE PRESIDENT OF EXELON AND CEO OF EXELON UTILITIES;
CARIM KHOUZAMI NAMED CEO OF BALTIMORE GAS AND ELECTRIC

CHICAGO (Dec. 4, 2019) - Exelon Corporation (Nasdaq: EXC) today announced that it has appointed Calvin G. Butler Jr., CEO of Baltimore Gas and Electric Company (“BGE”), as senior executive vice president of Exelon and CEO of Exelon Utilities, a role he has held on an interim basis since October 15. Carim Khouzami, currently senior vice president and chief operating officer of Exelon Utilities, will replace Butler as CEO of BGE. Both appointments are effective immediately.
“With this strong leadership team in place, Exelon Utilities will continue to drive innovation and deliver the best possible results for our customers and the communities we serve,” said Christopher M. Crane, president and CEO of Exelon. “Calvin and Carim are part of a deep bench of talented industry leaders who are building Exelon’s next generation energy-grid with a focus on sustainability, resiliency, and reliability.”
In his new role, Butler will oversee Exelon’s six local electric and gas companies -- Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco. Together, they form the nation’s largest utility company by customer count, serving approximately 10 million electric and gas customers in New Jersey, Maryland, Illinois, Delaware, Pennsylvania and the District of Columbia, respectively. He will remain a resident of Baltimore and work out of Exelon’s D.C. offices.

Butler is an 11-year veteran of Exelon and has more than 25 years of leadership experience in the utilities industry and in regulatory, legislative and public affairs. As CEO of BGE, he was responsible for implementing the utility’s strategic priorities, including its initiatives related to safety, reliability, customer service, innovation and diversity and inclusion. Butler serves on BGE’s board of directors and on Exelon’s Executive Committee. In addition, he is board chair of the Gridwise Alliance, an advocacy organization promoting modernization and innovation for the nation’s electrical grid, and serves on the board of directors for RLI Corp., where he is a member of the Audit and Nominations/Governance Committees. He is an Independent Trustee of the PNC Funds Board, and previously served on the board of directors for the Federal Reserve Bank of Richmond.
“Under Calvin’s leadership, BGE has made significant advancements in customer service and electric reliability, resulting in record customer satisfaction and solid financial results,” Crane said. “His strong track record will be invaluable as we further our commitment to provide clean, affordable and reliable energy in the communities we serve.”
As senior vice president and chief operating officer of Exelon Utilities since 2018, Khouzami has overseen daily administrative and operational functions for Exelon’s six regulated utilities, including BGE. He previously served as chief financial officer for Exelon Utilities. His 14 years in the energy sector started with Constellation and BGE, which were acquired by Exelon in 2012. Khouzami served as chief integration officer for Exelon’s merger with Pepco Holdings, Inc. (PHI). Prior to leading the PHI merger integration, Khouzami was BGE’s chief financial officer during the company’s merger and integration with Exelon. While serving as Constellation’s executive director of investor relations, Khouzami was ranked as the top investor relations professional in electric utilities by Institutional Investor in 2010. He previously held investment banking and financial analyst positions with Bear Stearns and Bank of America. A resident of the Baltimore area, Khouzami is active within the community serving on the boards of the Port Discovery Children’s Museum and the Roland Park Baseball League.
“Carim’s deep understanding of our business from his previous roles at BGE and across each of Exelon’s utilities is an asset not only to Exelon but to the communities that BGE serves,” said Calvin G. Butler Jr. “He has led safety, operational, financial and customer-focused initiatives that are contributing to Exelon’s utilities setting new industry standards for exceptional performance. We are excited to continue building on this momentum for our customers, employees, and shareholders.”

For more information on Exelon’s senior leaders, visit: http://www.exeloncorp.com/leadership-and-governance/executive-profiles

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About Exelon
Exelon Corporation (Nasdaq: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2018 revenue of $36 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 32,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Follow Exelon on Twitter @Exelon.

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